Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of North Star Opportunity Fund, North Star Micro Cap Fund, North Star Dividend Fund, North Star Bond Fund and North Star Small Cap Value Fund, each a separate series of Northern Lights Fund Trust II, of our report dated January 29, 2026, relating to our audit of the financial statements and financial highlights, which appear in the November 30, 2025 Form N-CSR, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm” and “Portfolio Holdings Information” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

March 26, 2026